Exhibit (n)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-2) (Post-Effective Amendment No. 3 to File No. 333-213517 and Amendment No. 28 to File No. 811-21652) of Fiduciary/Claymore MLP Opportunity Fund of our report dated January 26, 2018 on the financial statements and financial highlights of Fiduciary/Claymore MLP Opportunity Fund included in the November 30, 2017 Annual Report to Shareholders.

/s/ Ernst & Young LLP

Tysons, Virginia
March 23, 2018